SECOND AMENDMENT

Reference is made to that certain Employment Agreement dated July 12, 2004 as amended by the First Amendment dated December 27, 2008 (collectively “the Agreement”) between Tractor Supply Company (hereinafter “Company”) and James F. Wright (hereinafter “Executive”).

The following (“the Second Amendment”), when signed by the parties hereto, will be deemed an amendment to the Agreement (“the Second Amendment”).

1) The following is deemed inserted as subsection 4.3:

“Section 4.3 By Retirement

The Executive’s employment pursuant to this Agreement may be terminated at any time by the Retirement (as such term is defined in the Retirement Policy of Company) of the Executive. In the event that the Executive’s employment is terminated pursuant to this Section 4.3, the Executive shall receive: (1) an amount equal to Executive’s annual Base Salary, multiplied by a fraction the numerator of which is the number of calendar days from commencement of the year in which Executive retires through the Executive’s final workday for Company and the denominator of which is 365 (three hundred sixty-five), (2) Executive’s earned (i.e.‘banked’) but-as-yet unpaid Long-Term cash bonus, (3) benefits to be paid or provided to the Executive under this Agreement through the Date of Termination [as defined in (renumbered pursuant to the First Amendment) Section 4.11 hereof] and (4) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company (including any Retirement Plan) applicable to the Executive as of the Date of Termination.”

2) The following is deemed inserted as subsection 4.4 (a)

(a)	(i) on the Date of Termination, in addition to any and all other payments provided pursuant to the Agreement and to any other Plans, Executive will be entitled to receive an amount equal to his then-current year’s base compensation. Further, 100% of Executive’s theretofore granted-but-unvested stock options and granted-but-unvested restricted stock units will be deemed vested. The Exercisability Period of each of Executive’s stock options will expire on a date the earlier of (i) three years from the date of Termination (one year, rather than three years, in the case of Death) or (ii) the original expiration date of the subject stock option.

(ii) Executive’s earned (i.e.‘banked’) but-as-yet unpaid Long-Term cash bonus will be calculated and paid in full.

All other terms and conditions of the Agreement are hereby ratified and reaffirmed.

IN WITNESS WHEREOF, the parties hereto confirm their understanding of the foregoing.

Tractor Supply Company

By: /s/ Anthony F. Crudele
Its: Executive Vice President – Chief Financial
Officer and Treasurer
/s/ James F. Wright
James F. Wright
DATED: February 11, 2010